Flaherty & Crumrine Preferred and Income Opportunity Fund Incorporated N-2

Exhibit 99(a)(3)

ARTICLES OF AMENDMENT

PREFERRED INCOME OPPORTUNITY FUND INCORPORATED, a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Amendment and Restatement, as amended, (the “Articles of Incorporation”) of the Corporation are hereby further amended to replace paragraph (2) to Article VIII (“Amendments”) with the following:

(2)       With the exception of Articles II, V, VI and VIII, any of the provisions of the Articles of Incorporation may be amended, altered or repealed upon the vote of a majority of the votes entitled to be cast by stockholders. The provisions of Articles Il, V, VI and VIII may be amended, altered or repealed only upon the vote of at least eighty percent (80%) of the votes of the Corporation’s Common Stock and Preferred Stock entitled to be cast by stockholders, voting as a single class, and of at least eighty percent (80%) of the votes of the Corporation’s Preferred Stock entitled to be cast by stockholders, voting as a separate class, unless, except in the case of proposed amendments to paragraph (4) of Article II or the proviso at the end of the last paragraph of Article II, such action previously has been approved, adopted or authorized by the affirmative vote of eighty percent (80%) of the total number of Continuing Directors, in which case the affirmative vote of a majority of the votes entitled to be cast by the holders of the Corporation’s Common Stock and Preferred Stock to be voted on the matter, voting as a single class, unless otherwise required by law shall be required to approve, adopt, or authorize such an amendment. Notwithstanding the previous sentence, any proposal to amend, alter, change or repeal Article VIII in a manner that would permit paragraph (4) of Article II or the proviso at the end of the last paragraph of Article II to be amended, altered, changed or repealed by an affirmative vote of less than at least eighty percent (80%) of the votes of the Corporation’s Common Stock and Preferred Stock entitled to be cast by stockholders, voting as a single class, and of at least eighty percent (80%) of the votes of the Corporation’s Preferred Stock entitled to be cast by stockholders, voting us a separate class, shall require the affirmative: vote of at least eighty percent (80%) of the votes of the Corporation’s Common Stock and Preferred Stock entitled to be cast by stockholders, voting as a single class, and of at least eighty percent (80%) of the votes of the Corporation’s Preferred Stock entitled to be cast by stockholders, voting as a separate class.

SECOND: That the foregoing amendment to the Articles of Incorporation was duly advised by the Board of Directors of the Corporation (including at least 80% of the total number of Continuing Directors as defined in the charter) at a meeting held on January 22, 1999 and approved by an affirmative vote of a majority of the votes entitled to be cast by the holders of the Corporation’s Common Stock to be voted on the matter and a majority of the holders of the Corporation’s Money Market Cumulative Preferred StockTM to be voted on the matter, voting as a single class, at the Annual Meeting of Shareholders held on April 30, 1999.

The President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles of Amendment with respect to the authorization and approval of the amendment of the Corporation’s Articles of Incorporation are true in all material respects, and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, PREFERRED INCOME OPPORTUNITY FUND INCORPORATED has caused this instrument to be executed in its name and on its behalf by its President, Robert T. Flaherty, and attested by its Secretary, Donald F. Crumrine, on the 27th of May 1999.

PREFERRED INCOME OPPORTUNITY FUND INCORPORATED

By:	/s/Robert T. Flaherty
Robert T. Flaherty, President

Attest:
By:	/s/Donald F. Crumrine
Donald F. Crumrine, Secretary